Exhibit 99.1

Contacts:	Thomas E. Kiraly	Mark Solls
	Executive Vice President and	Executive Vice President and
	Chief Financial Officer	General Counsel
	(972) 364-8217	(972) 364-8043

CONCENTRA OPERATING CORPORATION SUBSIDIARY

SETTLES CLASS ACTION LAWSUIT IN LOUISIANA

ADDISON, Texas - January 11, 2007 - Concentra announced today that one of its wholly owned subsidiaries, FOCUS Healthcare Management, Inc., has tentatively settled a class action lawsuit in Louisiana. The case, Gunderson, et al. v. F.A. Richard & Associates, Inc., et al., has been pending since 2004 in the state court of Louisiana, Parish of Calcasieu. The company, along with other preferred provider organizations (PPOs), insurance companies and third-party administrators, had been sued by four Louisiana health care providers alleging that the defendants provided legally insufficient notice under Louisiana law of PPO discounts to which the health care providers had contractually agreed. Similar cases were also filed against insurance carriers, PPOs and third-party administrators in the state court trial system and the workers compensation court system. In the settlement, FOCUS has agreed to create a $12 million settlement fund and to pay an additional $250,000 to cover actual expenses related to the administration of the settlement of the class action. The parties to the class action have mutually agreed that the settlement represents a compromise of disputed claims and is not an admission of liability for any purposes. The settlement remains subject to final court approval, following notice to class members.

Concentra Operating Corporation, a wholly owned subsidiary of Concentra Inc., is dedicated to improving the quality of life by making healthcare accessible and affordable. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services that include employment-related injury and occupational healthcare, in-network and out-of-network medical claims review and repricing, access to preferred provider organizations, case management and other cost containment services. Concentra provides its services to approximately 200,000 employer locations and more than 1,000 insurance companies, group health plans, third-party administrators and other healthcare payors. The Company has 310 health centers located in 40 states. It also operates the Beech Street and FOCUS PPO networks.

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Concentra Subsidiary Settles Class Action Lawsuit

January 11, 2007

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in nationwide employment and injury rate trends; operational, financing and strategic risks related to the Company’s capital structure, acquisitions and growth strategy; the adverse effects of litigation judgments or settlements; interruption in its data processing capabilities; the potential adverse impact of governmental regulation on the Company’s operations; competitive pressures; adverse changes in market pricing, demand and other conditions relating to the Company’s services; possible fluctuations in quarterly and annual operations; and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission.

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